UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 8, 2015

Commission File Number: 000-50502

Millennium Healthcare Inc.

(Exact Name of registrant as Specified in Its Charter)

Delaware	11-3229358
(State of other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

400 Garden City Plaza, Suite 440, Garden City, New York 11530

(Address of principal executive offices)

516-628-5500

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry into a Material Definitive Agreement.

Please see item 3.02 below.

Item 3.02  Unregistered Sales of Equity Securities

On April 8, 2015, Millennium Healthcare, Inc., a Delaware corporation (the “Company”), entered into a series of satisfaction agreements and releases with holders of the Company’s warrants (“Holders”), pursuant to which the Holder exchanged warrants to purchase an aggregate of 3,560,000 shares of the Company’s common stock for an aggregate of 237,200,000 shares of the Company’s common stock. Upon exchange, such warrants will be void and of no further force or effect.

In addition, certain Holders are subject to a blocker that limits them, at all times, to 4.99% of the outstanding common stock of the Company upon conversion (“Ownership Limitation”). The Company will issue the shares of common stock in excess of the Ownership Limitation upon receipt of notice from the Holder that such shares may be issued without causing the Holder to exceed the Ownership Limitation.

The issuance of these securities was deemed to be exempt from the registration requirements of the Securities Act by virtue of the provisions of Section 3(a)(9) thereunder, and the corresponding provisions of state securities laws.

On April 8, 2015, the Board of Directors of the Company also approved (i) the return and cancellation of an aggregate of 24,000,000 shares of common stock held by Dominick Sartorio, Christopher Amandola and Anthony Urbano, each an officer and director of the Company and (ii) the issuance of three-year warrants to purchase 10,000,000 shares of common stock to each of Dominick Sartorio, Christopher Amandola and Anthony Urbano. The warrants may be exercised on a cashless basis and contain other customary terms.

The issuance of these securities was deemed to be exempt from the registration requirements of the Securities Act by virtue of the provisions of Section 4(a)(2) thereunder, and the corresponding provisions of state securities laws.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On May 4, 2015, the Company filed a certificate of amendment with the Secretary of State of Delaware to increase the authorized amount of common stock to 350,000,000 shares (“Increase of Authorized”). The Increase of Authorized has been approved the holders of a majority of the voting power of the Company’s common stock as of February 18, 2015.

Item 9.01  Financial Statements and Exhibits

(d) Exhibits

3.01	Certificate of Amendment
10.1	Form Satisfaction Agreement and Release
10.2	Form Satisfaction Agreement and Release
10.3	Form Warrant

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

Millennium Healthcare Inc.

DATE: May 6, 2015	By:	/s/ Dominick Sartorio
Dominick Sartorio
Chief Executive Officer